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                                                                Exhibit 10(a)(f)


               FORM OF SEVERANCE AGREEMENT WITH EXECUTIVE OFFICERS

September 13, 2002


Daniel P. Buettin
Frontstep, Inc.
2800 Corporate Exchange Drive
Columbus, Ohio 43231

Dear Dan:

          Frontstep, Inc. (the "Company") considers it essential to the best interests of the Company and its shareholders to foster the continuous employment of key management personnel. In this connection, should the Company receive a proposal from a third party, whether solicited by the Company or unsolicited, concerning a possible business combination with, or the acquisition of a substantial share of the equity or voting securities of, the Company, the Board of Directors of the Company (the "Board") has determined that it is imperative that it and the Company be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that such a proposal might otherwise entail.

          In order to induce you to remain in the employ of the Company and its subsidiaries, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company and its subsidiaries is terminated subsequent to a Change in Control (as defined in Section 3 hereof) under the circumstances described below.

     1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through August 31, 2004; provided, however, that the term of this Agreement shall automatically be extended for one additional year commencing on September 1, 2004 and each September 1 thereafter, unless, not later than March 31, 2004 and March 31 of each additional year, the Company shall have given notice that it does not wish to extend this Agreement; PROVIDED, FURTHER, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of six (6) months beyond the expiration of the term in effect immediately before such Change in Control.

     2. EMPLOYMENT-AT-WILL. Notwithstanding anything to the contrary contained in this Agreement, you acknowledge and understand that (i) the current employment relationship between you and the Company is that of "employment-at-will", and (ii) the obligations of the parties under this Agreement will not be triggered unless and until there is a "Change in Control" of the Company as defined in Section 3 hereof.




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     3. CHANGE IN CONTROL.

          No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, and subject to the proviso set forth in clause (B) of this Section 3 below, a "Change in Control" of the Company shall be deemed to have occurred if
(A) any "person", other than Lawrence Fox or Morgan Stanley, or its affiliates, or Fallen Angel Equity Fund or its affiliates, (as such term "person" is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, of securities of the Company representing thirty three and one third percent (33 1/3%) or more of the combined voting power of the Company's then outstanding securities; or (B) the shareholders of the Company approve (1) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 3 hereof constituting a Change in Control shall have occurred, or if a Change in Control has been publicly announced during the term of this Agreement and the announced Change in Control thereafter occurs during the term of this Agreement, you shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of your employment with the Company and its subsidiaries during the term of this Agreement unless such termination is
(A) a result of your death or Retirement, or (B) by you for other than Good Reason, or (C) by the Company or any of its subsidiaries for Disability or for Cause.

          (i) DISABILITY; RETIREMENT. For purposes of this Agreement, "Disability" shall mean permanent and total disability from your occupation as such term is defined under the terms of the Company's then existing employee disability benefit plan, or if no such plan then exists, as defined under
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family or your legal representative) and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement. For purposes of this Agreement, "Retirement" shall mean your voluntary termination of employment with the Company in accordance with the Company's retirement policy (excluding early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

          (ii) CAUSE. For purposes of this Agreement, "Cause" shall mean your willful breach of duty in the course of your employment, or your habitual neglect of your employment duties. For purposes of this Section 4(ii), no act, or failure to act, on your part shall




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be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct described above in this Section 4(ii) and specifying the particulars thereof in detail.

          (iii) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances unless, in the case of paragraphs 4(iii)(A) or (C), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 4(v)) specified in the Notice of Termination (as defined in Section 4(iv)) given with respect thereof:

          (A) the assignment to you of duties substantially inconsistent with your status as an executive officer of the Company, your removal from that position, or a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

          (B) a material reduction by the Company or any of its subsidiaries in your annual base salary or bonus plan as in effect on the date of any Change in Control, unless consistent with a company wide pay and bonus adjustment;

          (C) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

          (D) the Company requires you to have your principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control.

          (iv) NOTICE OF TERMINATION. Any purported termination of your employment by the Company and its subsidiaries or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (v) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Section 4(ii) or (iii) above or for any reason (other than Disability), the date specified in the Notice of





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Termination (which, in the case of a termination pursuant to Section 4(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Section 4(iii) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); PROVIDED THAT, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); PROVIDED FURTHER that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and bonus) and continue you as a participant in all incentive compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 4(v). Amounts paid under this Section 4(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     5. COMPENSATION UPON TERMINATION OR DURING DISABILITY FOLLOWING A CHANGE IN CONTROL. Following a Change in Control of the Company, as defined by Section 3, upon termination of your employment or during a period of Disability you shall be entitled to the following benefits, provided that such period of Disability or Date of Termination occurs during the term of this Agreement:

          (i) During any period that you fail to perform your full-time duties with the Company and its subsidiaries as a result of your Disability, you shall continue to receive an amount equal to your base salary and bonus at the rate in effect at the commencement of any such period through the Date of Termination for Disability. Thereafter, your benefits shall be determined in accordance with the insurance programs of the Company and its subsidiaries then in effect.

          (ii) If your employment shall be terminated by the Company or any of its subsidiaries for Cause or by you other than for Good Reason, the Company (or one of its subsidiaries, if applicable) shall pay you your full base salary and bonus earned through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall pay any amounts to be paid to you pursuant to any other compensation plans, programs or employment agreements then in effect, and the Company shall have no further obligations to you under this Agreement.

          (iii) If your employment shall be terminated by reason of your death or Retirement, your benefits shall be determined in accordance with the retirement and insurance programs of the Company and its subsidiaries then in effect.

          (iv) If your employment by the Company and its subsidiaries shall be terminated by (a) the Company and its subsidiaries other than for Cause, your death, Retirement,





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or Disability or (b) you for Good Reason, then you shall be entitled to the benefits provided below:

          (A) The Company (or one of its subsidiaries, if applicable) shall pay to you your full base salary through the date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth business day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due.

          (B) The Company shall pay to you, equally each month over a period of six months following the Date of Termination, as severance pay, a total amount equal to six months of your full annual base salary and benefits in effect at the time the Notice of Termination is given.

     6. SUCCESSORS; BINDING AGREEMENT.

     (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it.

     (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the first page of this Agreement with respect to the Company and on the signature page hereof with respect to you, provided that all notices to the Company shall be directed to the attention of the President of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Ohio, without regards to conflict of law principles. All references to sections of the Code shall be deemed also to refer to any





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successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required to be made by the Company under federal, state or local law. The obligations of the Company under Section
5 shall survive the expiration of the term of this Agreement.

     9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect. Any and all such arbitration proceedings shall be held in Franklin County, Ohio. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction.

     12. EFFECT ON EXISTING AGREEMENT. This Agreement supersedes and replaces that certain [letter] agreement, pertaining only to a corporate Change in Control dated ______________, between you and the Company, which shall have no further continuing force or effect.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on such subject.

                                        Sincerely,


                                        FRONTSTEP, INC.,
                                        an Ohio corporation




                                        By:
                                            ------------------------------------
                                                Stephen A. Sasser
                                                President and
                                                Chief Executive Officer








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         Agreed to this ____ day of _____, 2002







         By:
             ---------------------------------------------

         Name:   Daniel P. Buettin
              --------------------------------------------

         Title:  Vice President, Chief Financial Officer
             ---------------------------------------------





















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                                   SCHEDULE A


         In September, 2002, Frontstep entered into separate severance agreements with each of its executive officers, except Messrs. Fox and Sasser, which are substantially identical to the severance agreement with Mr. Buettin being included as Exhibit 10(a)(f) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (the "Form 10-K).

         In accordance with Rule 12b-31 promulgated under the Securities Exchange Act of 1934 and Item 601(b)(10) of Regulation S-K, the following table identifies those other persons with whom the Company executed severance agreements similar to that included as Exhibit 10(a)(f) to the Form 10-K:


                    Lawrence W. DeLeon
                    Daryl L. Warluft
                    Robert D. Williams
                    Aggie G. Haslup